Exhibit 2.4

TRADERFIELD SECURITIES, INC. STOCK PURCHASE AGREEMENT
by and between
JOSEPH CAMMARATA,
as Seller,
and
MEDICI, INC.,
as Buyer
dated as of August 26, 2015

Page

Article 1 DEFINITIONS1
1.1Definitions    1
Article 2 SALE AND PURCHASE OF SHARES    1
2.1Purchase of Shares    1
2.2Purchase Price    1
2.3Closing    2
2.4Closing Deliveries by Seller    2
2.5Closing Deliveries by Buyer    2
2.6Purchase Price Calculation    2
2.7Withholding    3
Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER    3
3.1Organization and Qualification    3
3.2Authority, Due Execution; Binding Effect    3
3.3Capitalization    4
3.4No Subsidiaries    4
3.5No Conflict    4
3.6Consents and Approvals    4
3.7Title    4
3.8Financial Statements; Undisclosed Liabilities    5
3.9Books and Records    5
3.10Compliance with Laws; Permits; Proceedings    5
3.11Absence of Change    6
3.12Material Contracts    6
3.13Real Property    6
3.14Tax Matters    7
3.15Environmental Matters    8
3.16Intellectual Property    9
3.17Benefit Plans    10
3.18Broker-Dealer Representations    10
3.19Brokers    13
3.20Full Disclosure    13
3.21Restricted Shares    13
3.22Stock Legends    14
Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER    14
4.1Organization and Qualification    14
4.2Authority; Due Execution; Binding Effect    14
4.3No Conflict    15
4.4Consents    15
4.5Proceedings    15
4.6Brokers    15
Article 5 COVENANTS    15

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5.1Conduct of Business Prior to the Closing    15
5.2Access to Information    16
5.3Notice of Certain Events    16
5.4Confidentiality    17
5.5Governmental Approvals and Consents    18
5.6Books and Records    19
5.7Closing Conditions    20
5.8Further Action    20
Article 6 TAX MATTERS    20
6.1Tax Covenants    20
6.2Termination of Existing Tax Sharing Agreements    21
6.3Tax Indemnification    21
6.4Straddle Period    22
6.5Contests    22
6.6Cooperation and Exchange of Information    22
6.7Tax Treatment of Indemnification Payments    23
6.8Survival    23
6.9Overlap    23
Article 7 CONDITIONS TO CLOSING    23
7.1Conditions to Obligations of All Parties    23
7.2Conditions to Obligations of Buyer    24
7.3Conditions to Obligations of Seller    25
Article 8 INDEMNIFICATION    27
8.1Survival    27
8.2Indemnification by Seller    27
8.3Indemnification by Buyer    27
8.4Certain Limitations    28
8.5Indemnification Procedures    29
8.6Payments    31
8.7Tax Treatment of Indemnification Payments    31
8.8Exclusive Remedies    31
Article 9 TERMINATION    31
9.1Termination    31
9.2Effect of Termination    32
Article 10 MISCELLANEOUS    32
10.1Notices    32
10.2Severability    33
10.3Assignment; Successors    34
10.4Counterparts    34
10.5Expenses    34
10.6Governing Law; Venue; Jurisdiction    34

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10.7Waiver of Jury Trial    34
10.8Specific Performance    35
10.9Entire Agreement    35
10.10Third Party Beneficiaries    35
10.11Interpretive Matters    35
10.12Amendment    36
10.13Waiver of Compliance    36

EXHIBITS
Exhibit A     – Form of Irrevocable Stock Power
Exhibit B     – Form of Opinion of Counsel to be Delivered by Counsel to Seller

SCHEDULES
Schedule 1.1        Definitions
Schedule 1.1-K    Knowledge
Schedule 3.8(a)    Financial Statements
Schedule 3.8(b)    Undisclosed Liabilities
Schedule 3.12        Material Contracts
Schedule 3.13(b)    Leased Real Property
Schedule 3.16(c)    Intellectual Property
Schedule 3.18(a)    Broker-Dealer Matters
Schedule 3.18(d)    Broker-Dealer Litigation
Schedule 3.18(g)    Broker-Dealer Offices

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 26, 2015, is by and between Joseph Cammarata (“Seller”) and Medici, Inc., a Utah corporation (“Buyer,” and together with Seller, the “Parties” and each, individually, a “Party”).
RECITALS
WHEREAS, Buyer is a majority-owned subsidiary of Overstock.com, Inc., a Delaware corporation (“Overstock”);
WHEREAS, Seller owns 80.0% of the issued and outstanding shares of common stock (the “Shares”) in TraderField Securities, Inc., a New York corporation (the “Company”);
WHEREAS, Seller has previously delivered to Overstock a completed and signed Investor Questionnaire;
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, all upon the terms and subject to the conditions set forth in this Agreement; and
NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending be legally bound hereby, the Parties hereby agree as follows:

Article 1
DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the capitalized terms included in Schedule 1.1 shall have the meanings specified or referred to therein, other than terms defined elsewhere in this Agreement:
ARTICLE 2
SALE AND PURCHASE OF SHARES
2.1    Purchase of Shares. On the terms and subject to the conditions hereof, at the Closing, in consideration of the Purchase Price, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of any Liens, for the consideration specified in Section 2.2.
2.2    Purchase Price. On the terms and subject to the conditions hereof, at the Closing Buyer shall issue to Seller a total number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Overstock (the “Overstock Shares”), the value (calculated as set forth in Section 2.6) of which shall equal One Hundred Thousand Dollars ($100,000) (the “Purchase Price”).
2.3    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Overstock.com, Inc., 6350 South 3000 East, Salt Lake City, Utah 84121 at 10:00 A.M. local time, no later than two Business Days after the last of the conditions to Closing set forth in Article 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). The date upon which the Closing occurs is referred to as the “Closing Date.”
2.4    Closing Deliveries by Seller. At the Closing, Seller shall deliver (or cause to be delivered) the following documents to Buyer, duly executed by Seller, as applicable:
(a)    an irrevocable stock power with respect to the Shares, in the form attached hereto as Exhibit A hereto (the “Stock Power”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Shares to Buyer;
(b)    a duly executed certificate of non-foreign status from Seller that meets the requirements of Treasury Regulations Section 1.1445-2(b) and is in a form reasonably satisfactory to Buyer;
(c)    a Shareholder Agreement with the holders of the remaining 20.0% of the issued and outstanding shares of common stock of the Company (the “Shareholder Agreement”), in form and substance satisfactory to Buyer and Overstock;
(d)    a written opinion of counsel for Seller, dated the date hereof, in substantially the form attached hereto as Exhibit B (the “Legal Opinion”); and

(e)    such other documents, instruments and certificates as Buyer may reasonably request.
2.5    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver (or cause to be delivered) to Seller:
(a)    the Overstock Shares;
(b)    such other documents, instruments and certificates as Seller may reasonably request.
2.6    Purchase Price Calculation. The number of Overstock Shares to be issued to Seller pursuant to Section 2.2 shall be calculated by dividing (i) the Purchase Price by (ii) the average of the closing price per share of the Common Stock on the Nasdaq Global Market over the ten (10) Trading Days prior to the Closing Date (the “Average Closing Price”). Notwithstanding the foregoing, if the Average Closing Price shall be less than $18.00 per share, Buyer, at its sole option, may substitute cash for any portion of the Overstock Shares; provided, that in such event, the total value of any cash paid and any Overstock Shares delivered to Seller shall equal the Purchase Price.
2.7    Withholding. Notwithstanding any other provision in this Agreement, Buyer shall have the right to deduct and withhold from any payments to be made hereunder any Taxes that it is required to deduct and withhold with respect to the making of such payments under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as of the execution date of this Agreement and as of the Closing as follows:
3.1    Organization and Qualification. The Company is a corporation company duly formed, validly existing and in good standing under the Laws of the State of New York. The Company is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on the Business or Seller’s ability to perform their obligations hereunder.
3.2    Authority, Due Execution; Binding Effect.
(a)    Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller as of the Closing shall be a party, to perform his obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller as of the Closing shall be a party when executed and delivered by such Seller, and the performance by Seller of their obligations hereunder and thereunder, have been or as of the Closing shall be duly and validly authorized by all necessary action.
(b)    This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at law). When executed and delivered by Seller on the Closing Date, each of the Ancillary Agreements to which Seller is a party shall have been duly executed and delivered by such Seller and shall constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at law).
3.3    Capitalization.
(f)    Seller is the record and beneficial owners of and have good and valid title to the Shares, free and clear of all Liens. The Shares constitute 80.0% of the total issued and outstanding common stock of the Company, and, effective upon the Closing, Buyer shall own 80.0% of the total issued and outstanding common stock of the Company. The Shares have been duly authorized and are validly issued, fully paid and non-assessable. Upon consummation of the Transactions, Buyer shall own all of the Shares, free and clear of all Liens.
(g)    The Shares were issued in compliance with applicable Laws. The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(h)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any common stock of the Company or obligating Seller or the Company to issue or sell any common stock (including the Shares), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
3.4    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.
3.5    No Conflict. Neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of the Transactions, shall, directly or indirectly (a) contravene, conflict with or result in (with or without notice or lapse of time) a violation or breach of any Law or Order to which Seller or the Company may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company or (c) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien pursuant to, any Contract to which Seller or the Company is a party.
3.6    Consents and Approvals. The execution and delivery of this Agreement and the performance of the Transactions by Seller do not and will not require any Consent of any Governmental Authority or any other Person, other than FINRA.
3.7    Title. The Company has good and valid title to all personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date.
3.8    Financial Statements; Undisclosed Liabilities.
(a)    Seller has made available to Buyer true and complete copies of the audited balance sheet of the Company, as of December 31, 2014 and the related audited statement of income for the year ended December 31, 2014 (collectively, the “Financial Statements”). The Financial Statements are set forth in Schedule 3.8(a), are consistent with the books and records of the Company, and fairly present in all material respects the financial condition and the results of operations of the Company as of the dates thereof and the results of its operations for the periods covered thereby. The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
(b)    Except as set forth on the Financial Statements or on Schedule 3.8(b), the Company does not have any liability or obligation (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would exceed $10,000.
3.9    Books and Records. The Company (a) makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and (b) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
3.10    Compliance with Laws; Permits; Proceedings.The Company is currently, and since its formation has been, in compliance in all material respects with all Laws and Orders applicable to the Business (other than Environmental Laws, which are addressed in Section 3.15).

3.11    Real Property.
(a)    The Company owns no real property and has no interest of any type in any real property other than the Lease.
(b)    Schedule 3.13(b) describes each Leased Real Property and each lease of real property, for office use or otherwise, written or unwritten, to which the Company is a party or is in any way bond or obligated (collectively, the “Leases”). Other than the Leases, there are no other leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property. Seller has delivered to Buyer a true and complete copy of each Lease. With respect to the Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    the Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company has paid all rent due and payable under such Lease;
(iii)    the Company has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under such Lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to such Lease has exercised any termination rights with respect thereto;
(iv)    the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    the Company has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.
(c)    The Company has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(d)    The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the office and other space necessary to conduct the Business as currently conducted.
3.12    Tax Matters.All income and other material Tax Returns required to be filed by the Company or otherwise with respect to the Business have been timely and duly filed. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by the Company or otherwise with respect to the Business (whether or not shown on any Tax Return) have been timely paid in full in accordance with all applicable legal requirements.
3.13    Environmental Matters. Since the date of formation of the Company:
(a)    The Company currently is and has been in compliance in all material respects with all Environmental Laws applicable to the Business;The Company holds all material permits, licenses and authorizations arising under applicable Environmental Law necessary for the conduct of the Business in compliance with Environmental Laws, and all such Environmental Permits are valid and in full force and effect, and none is undergoing any form of review or proceeding, whether requested or imposed, whose outcome may be to revoke, restrict, fail to renew or materially modify the Environmental Permit or to issue or require an additional Environmental Permit, compliance plan or Order;
3.14    Intellectual Property.
(a)    The Company holds all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business, that the Company needs to conduct the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(b)    Seller has provided Buyer with true and complete copies of all Intellectual Property Agreements that are necessary for the operation of the Business, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)    Except as set forth in Schedule 3.16(c), the Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of all Liens. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge the Company’s exclusive ownership of all Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such agreements.
(d)    The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.
(e)    The Company’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(f)    The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by the Company, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.
(g)    There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Company’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.
3.15    Benefit Plans. The Company does not have, and has never had, any Benefit Plans with respect to the Business or any of the Business Employees. No event has occurred and there exists no condition or set of circumstances in connection with which Buyer or any of Buyer’s Affiliates could be subject to any liability or obligation of any kind, whether contingent or otherwise, under the terms of, or with respect to, any Benefit Plan or under ERISA.
3.16    Broker-Dealer Representations.
(a)    Seller has delivered to Buyer (i) a true, correct and complete copy of the Company’s Uniform Application for Broker-Dealer Registration on Form BD, reflecting all amendments thereto filed with the SEC or FINRA to the date hereof, (ii) true, correct and complete copies of the Uniform Application for Securities Industry Registration or Transfer on Form U-4, as filed on behalf of each current principal and registered representative of the Company, (iii)  true, correct and complete copies of any written Business Plan of the Company approved by FINRA, reflecting all amendments thereto, and FINRA has confirmed to BD that the Company does not operate pursuant to any written FINRA Membership Agreement of the Company (CRD No. 6619) (the “Membership Agreement”) and no such Membership Agreement exists and (iv) true, correct and complete copies of all other material registrations, declarations, reports, notices, forms and other documents filed by the Company with the SEC, FINRA, State securities authorities, or any other Governmental Authority, including FOCUS reports and annual statements of financial condition, and all amendments or supplements to any of the foregoing (together with the documents identified in items (i) through (iii), the “BD Regulatory Filings”), since January 1, 2013. Schedule 3.18(a) sets forth a complete list of the identities of each principal and registered representative of the Company, their series licenses, and all BD Regulatory Filings filed since January 1, 2013. The Company has timely filed all BD Regulatory Filings and such filings are, to the extent applicable, in full force and effect and were prepared in all material respects in compliance with applicable Law, including the requirements of the Exchange Act, FINRA rules (“FINRA Rules”) and State Securities Laws, and all material fees and assessments due and payable in connection with the filing of such BD Regulatory Filings have been paid in a timely manner. The documents identified in items (i) and (iii) in the definition of BD Regulatory Filings and, to the Knowledge of Seller, the documents identified in items (ii) of the definition of BD Regulatory Filings, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each principal and registered representative of the Company has at least the minimum series license(s) and experience for the activities which such principal or registered representative performs on behalf of the Company.
(b)    The “net capital” (as defined in Rule 15c3-1 under the Exchange Act) of the Company satisfies, and since at least January 1, 2004, has satisfied, the minimum net capital requirements of the Exchange Act and of the applicable Laws of any jurisdiction in which the Company conducts business, and has been sufficient to permit the Company to operate in accordance with its business activities as authorized by FINRA. The Company is not party to, or bound by, the terms of any restriction agreement with FINRA due to the occurrence of a reportable event.

(c)    The Company is and has been, since the commencement of its engagement in activities for which registration as a broker-dealer is or was required under the Exchange Act (such activities are defined as “Broker-Dealer Activities”), duly registered as a broker-dealer under the Exchange Act and applicable FINRA Rules. The Company is duly registered, licensed and qualified as a broker-dealer in all jurisdictions where such registration, licensing or qualification is so required. The Company is in compliance in all material respects with all federal laws requiring registration, licensing or qualification as a broker-dealer with the SEC and is in material compliance with all other applicable Law requiring registration, licensing or qualification as a broker-dealer. The Company is a member, in good standing, of FINRA and The NASDAQ Stock Market LLC, and an Equity Trading Permit Holder, in good standing, with NYSE Arca, Inc.
(d)    Except as set forth on Schedule 3.18(d), there is no governmental or administrative proceeding, investigation, examination, subpoena, audit, sweep letter or other material inquiry, whether written or oral (including by the SEC, FINRA, the Department of Labor or any other Governmental Authority) pending or threatened in writing against the Company or, to the Knowledge of Seller, against any officer, security holder, employee or associated person (as such term is defined in the Exchange Act) of the Company. Schedule 3.18(d) lists all SEC, FINRA, or other Governmental Authority examinations or litigation, proceedings, settlements, investigations, subpoenas, audits, sweep letters or other material inquiries occurring, arising, or existing during the past three years that (i) were directed to the Company, or any of its officers, security holders, employees or associated persons, or (ii) involved the Company, or any of its officers, security holders, employees or associated persons, as a party.
(e)    The Company has implemented policies and procedures that are reasonably designed to comply with all applicable Law, including any applicable Anti‑Money Laundering Law or any applicable Law relating to advertising, licensing, sales practices, research, information barriers, market conduct, maintenance of net capital, supervision, books and records, risk assessment and continuing education and the rules of the SEC and any other Governmental Authority having jurisdiction over the Company.
(f)    Except as described in Schedule 3.18(d), the Company is not subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or has been ordered to pay any civil penalty by, or a recipient of any letter of admonition or similar communication from, or has adopted a board resolution at the request or suggestion of, any Governmental Authority that restricts the conduct of its business.
(g)    Set forth on Schedule 3.18(g) is each “branch office” and “office of supervisory jurisdiction” (as defined under FINRA Rules) of the Company.
(h)    Except as disclosed in the Form BD of the Company in effect as of the date of this Agreement, none of the Company or its officers, employees, or associated persons has received any written notification or written communication from any Governmental

Authority (i) asserting that such Person is not in compliance with any applicable Law or is subject to any active regulatory enforcement action, (ii) threatening to revoke any Permit, (iii) requiring such Person to enter into a cease and desist order, agreement or memorandum of understanding materially restricting the activities of such Person, (iv) materially restricting or disqualifying such Person’s present business activities (other than restrictions imposed by rule, regulation or administrative policy on brokers or dealers generally) or (v) threatening to initiate any proceeding or investigation into the business or operations of such Person; provided, that routine regulatory investigations and examinations and customer complaints, claims or arbitration shall not be construed as or deemed to be any investigation, notification, communication, review or disciplinary proceedings for the purposes of this Section 3.18. Since January 1, 2013, the Company has responded to all material deficiencies asserted by any Governmental Authority in connection with any regulatory examination or other similar proceeding and, where required by such response or by such Governmental Authority to take any action to address any such deficiency, has taken any such action that was required to be taken prior to the date hereof. Any such action that has not yet been taken as of the date hereof because the deadline for such action has not passed, as well as the deadline for such action, is set forth on Schedule 3.18(d).
(i)    All officers, employees, associated persons and independent contractors of the Company who are, or who at any time during the past three years were, required, under applicable Law, to be registered, licensed or qualified in connection with the Broker-Dealer Activities engaged in by the Company, are or were, at all such times, duly registered as such and such registrations are or were, at all such times, in full force and effect, or are or were, at all such times, in the process of being registered as such within the time periods required by any Governmental Authority, as applicable. All officers, employees, associated persons and independent contractors of the Company are in compliance in all material respects with all applicable Law requiring any such registration, licensing or qualification, and, to the Knowledge of Seller, are not subject to any material liability or disability by reason of any failure to be so registered.
3.17    Brokers. Neither the Company nor any Affiliate of the Company has or will have any liability or obligation to pay fees or commissions to any Person with respect to the Transactions that could be or become a claim against Buyer or any Affiliate of Buyer.
3.18    Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. No investigation by Buyer or its agents or information received by Buyer or any of its agents, including all such investigations performed and information delivered to Buyer or its agents prior to the execution and delivery of this Agreement or prior to the Closing, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Seller acknowledges that the Parties are entering into this Agreement for the purposes of allocating the economic risks between the Parties, and such entry is predicated on the representations and warranties contained herein being accurate and complete.
3.19    Restricted Shares. Seller acknowledges that the Overstock Shares, when issued, will be restricted securities and must be held indefinitely unless subsequently registered under the Securities Act or Overstock receives an opinion of counsel reasonably satisfactory to Overstock that such registration is not required. The Company is aware of the provisions of Rule 144 promulgated under the Securities Act which provide a safe harbor for the limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions (if applicable), including, among other things, the existence of a public market for the stock, the availability of certain current public information about Overstock, the resale occurring after certain holding periods have been met, the sale being conducted through a “broker’s transaction” or a transaction directly with a “market maker” and the number of shares of the stock being sold during any three-month period not exceeding specified limitations. Seller further acknowledges and understands that Overstock may not be satisfying the current public information requirement of Rule 144 at the time Seller wishes to sell Overstock Shares and, if so, Seller may be precluded from selling such Overstock Shares under Rule 144 even if the required holding period has been satisfied.
3.20    Stock Legends. Seller acknowledges that certificates evidencing the Overstock Shares shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations):
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the execution date of this Agreement and as of the Closing Date as follows:

4.1    Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Utah. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
4.2    Authority; Due Execution; Binding Effect.
(i)    Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer as of the Closing shall be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer as of the Closing shall be a party when executed and delivered by Buyer, and the performance by Buyer of its obligations hereunder and thereunder, have been or as of the Closing shall be duly and validly authorized by all necessary corporate action.
(j)    This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at law). When executed and delivered by Buyer on the Closing Date, each of the Ancillary Agreements to which Buyer as of the Closing shall be a party shall have been duly executed and delivered by Buyer and shall constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at law).
4.3    No Conflict. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of the Transactions, shall, directly or indirectly (a) contravene, conflict with or result in (with or without notice or lapse of time) a violation or breach of any Law or Order to which Buyer may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of Buyer; or (c) conflict in any respect with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien pursuant to, any Contract to which such Buyer is a party or by which any of its assets or properties are bound or affected.
4.4    Consents. The execution and delivery of this Agreement and the performance of the Transactions by Buyer do not and will not require any Consent of any Governmental Authority or any other Person, other than as set forth on Schedule 4.4.

4.5    Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or involving Buyer before or by any Governmental Authority which are material to Buyer or that could reasonably be expected to prevent, enjoin, alter or materially delay the Transactions.
4.6    Brokers. Neither Buyer nor any Affiliate of Buyer has any liability or obligation to pay fees or commissions to any investment banking firm, broker or finder with respect to the Transactions that could become a liability of Seller.
ARTICLE 5
COVENANTS
5.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:
(k)    cause the Company to preserve and maintain all of its Permits;
(l)    cause the Company to pay its debts, Taxes and other obligations when due;
(m)    cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(n)    cause the Company to defend and protect its properties and assets from infringement or usurpation;
(o)    cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(p)    cause the Company to maintain its books and records in accordance with past practice; and
(q)    cause the Company to comply in all material respects with all applicable Laws.
5.2    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer, whether prior to or after the execution and delivery of this Agreement, or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.
5.3    Notice of Certain Events.
(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(iii)    any notice or other communication from any Governmental Authority in connection with the Transactions; and
(iv)    any Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relates to the consummation of the Transactions.
(b)    Buyer’s receipt of information pursuant to this Section 5.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.2 and Section 9.1(b)) and shall not be deemed to amend or supplement the Schedules attached hereto.
5.4    Confidentiality.
(a)    From and after the Closing, Seller shall, and shall cause its Affiliates and their Representatives (the “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person (except as and to the extent permitted by the terms of this Agreement), any confidential information to the extent relating to the Business.

(b)    Neither Seller nor Buyer shall, and Seller and Buyer shall cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement or the Transactions; provided that the foregoing does not restrict the right of any Party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority in connection with seeking the regulatory approvals in connection with this Agreement or the Ancillary Agreements, (iii) to any Governmental Authority in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (iv) that is or may (in Overstock’s sole judgment) be required to be disclosed by Overstock pursuant to the Securities Act or the Exchange Act, or (v) in a press release, provided, however, that no Party may issue a press release containing information about the Transactions without the prior consent of the other Party, which consent may not be unreasonably withheld. Each Party shall advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.4 and shall be responsible for any breach or violation of such obligations by its Restricted Persons.
(c)    If a Party or any of its respective Restricted Persons becomes legally compelled to make any disclosure that is prohibited or otherwise restricted by this Section 5.4, then such Party shall, to the fullest extent legally permissible, (i) give the other Party prompt written notice of such requirement, (ii) consult with and assist the other Party in obtaining an injunction or other appropriate remedy to prevent such disclosure, (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to any information so disclosed and (iv) consult with the other Party in advance of such disclosure regarding the contents thereof. Subject to the previous sentence, the disclosing Party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other penalties.
5.5    Governmental Approvals and Consents.
(a)    Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)     Seller shall use reasonable best efforts to give or cause to be given all notices to, and obtain all consents from, FINRA.

(c)    Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or the Ancillary Agreements;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Agreement; and
(iii)    in the event any Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Order vacated or lifted.
(d)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.
(e)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(f)    Notwithstanding the foregoing, nothing in this Section 5.5 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
5.6    Books and Records.
(c)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Buyer shall:
(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and
(ii)    upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;
provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article 6.
(d)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of two years following the Closing, Seller shall:
(i)    retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;
provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article 6.
(e)    Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.6 where such access would violate any Law.
5.7    Closing Conditions. From the date hereof until the Closing, each Party shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.
5.8    Further Action. From time to time from the date hereof, as and when requested by any Party hereto, the requested Party shall use its commercially reasonable efforts to take or to cause to be taken, all actions and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary, proper or advisable to vest in Buyer good and valid title to the Shares and to consummate the Transactions, as promptly as practicable, including such actions as are necessary in connection with any regulatory filings as any Party may undertake in connection herewith.
ARTICLE 6
TAX MATTERS
6.1    Tax Covenants.
(c)    Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agree to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.
(d)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellesr when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(e)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, they shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such

Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.
6.2    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.
6.3    Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.14; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article 6; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.3 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.
6.4    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(g)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(h)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
6.5    Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article 6 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.
6.6    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 6 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
6.7    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
6.8    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.14 and this Article 6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
6.9    Overlap. To the extent that any obligation or responsibility pursuant to Article 7 may overlap with an obligation or responsibility pursuant to this Article 6, the provisions of this Article 6 shall govern.
ARTICLE 7
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(c)    All required filings with FINRA shall have been made.

(d)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(e)    Seller shall have received all necessary consents, authorizations, orders and approvals from FINRA and any other Governmental Authorities referred to in Section 3.6 and Buyer shall have received all necessary consents, authorizations, orders and approvals from FINRA and any other Governmental Authorities referred to in Section 4.4, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.
7.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(d)    Other than the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3, Section 3.10, Section 3.14, Section 3.18 and Section 3.20, the representations and warranties of Seller contained in this Agreement, the Ancillary Agreements to which Seller is a party and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3, Section 3.10, Section 3.14, Section 3.18 and Section 3.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(e)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(f)    No Proceeding shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(g)    All necessary FINRA approvals, consents and waivers shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(h)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(i)    Seller shall have duly executed and delivered the Stock Power to Buyer.
(j)    The other Ancillary Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.
(k)    Seller shall have delivered the Shareholder Agreement, duly executed by the shareholders party thereto.
(l)    Seller shall have delivered the Legal Opinion to Buyer.
(m)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company and by Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(n)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign any of the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.
(o)    Seller shall have delivered confirmation of share delivery instructions at least two (2) Business Days prior to the Closing Date.
(p)    Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the Secretary of State of the State of New York dated within five Business Days prior to the Closing.
(q)    Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.
(r)    Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
7.3    Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(i)    Other than the representations and warranties of Buyer contained in Section 4.1 and Section 4.6, the representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.1 and Section 4.6 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(j)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to which Buyer is a party to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(k)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(l)    All necessary FINRA approvals, consents and waivers shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.
(m)    The Ancillary Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.
(n)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
(o)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(p)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.
(q)    Overstock shall have instructed its transfer agent to issue to Seller the Overstock Shares having a market value equal to the Purchase Price in accordance with this Agreement.
(r)    Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE 8
INDEMNIFICATION
8.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.10, Section 3.14, Section 3.18 and Section 3.20 shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non‑breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
8.2    Indemnification by Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(s)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Agreements or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(t)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Agreements or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(u)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.
8.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(f)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(g)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(h)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date.
8.4    Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:
(a)    Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds ten thousand dollars ($10,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.2(a) shall not exceed fifteen percent (15%) of the Purchase Price (the “Cap”).
(b)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.3(a) shall not exceed the Cap.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.2, Section 3.3, Section 3.10, Section 3.14, Section 3.18 and Section 3.20. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.1(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.2, Section 3.3, Section 3.10, Section 3.14, Section 3.18 and Section 3.20 shall not exceed the Purchase Price.
(d)    For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
8.5    Indemnification Procedures. The Party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 8.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Proceeding initiated by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
8.6    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the lesser of (i) six percent (6%) and (ii) the maximum non-usurious rate allowed by applicable law. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
8.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
8.8    Exclusive Remedies. Subject to Section 5.4 and Section 10.8, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 6. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.
ARTICLE 9
TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(v)    by the mutual written consent of Seller and Buyer;
(w)    by Buyer by written notice to Seller if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 1, 2015, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(x)    by Seller by written notice to Buyer if Seller are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or
(y)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.
9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(i)    as set forth in this Article 9 and Section 5.3 and Article 10 hereof; and
(j)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
ARTICLE 10
MISCELLANEOUS

10.1    Notices.
(k)    Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
If to Seller:
Joseph Cammarata
109 White Oak Lane, Suite 200-P
Old Bridge, New Jersey 08857
Email:     joe@joec.com

with a copy (which shall not constitute notice) to:

Stuart Moskovitz
Law Offices of Stuart J. Moskovitz, Esq.
4400 Route 9 South – Suite 1000
Freehold, New Jersey 07728
Email:     stuartj@moskovitz.org

If to Buyer:
Medici, Inc.
c/o Overstock.com, Inc.
6530 South 3000 East
Salt Lake City, Utah 84121
Attention: Raj Karkara
Tel: (801) 947-3140
Email: rajkarkara@overstock.com

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP
111 Congress Avenue, Suite 2300
Austin, Texas 78701
Attention: Thomas W. Adkins
Tel: (512) 542-2122
Email: thomas.adkins@bgllp.com

(l)    Notice given by personal delivery, mail or overnight courier pursuant to this Section 10.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 10.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Eastern Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Eastern Time on any Business Day or during any non-Business Day
10.2    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
10.3    Assignment; Successors. Neither this Agreement nor any rights, obligations or interests hereunder may be assigned by any Party hereto except with the prior written consent of the other Parties; provided, however, that Buyer may, without the consent of Seller, assign any of its rights, interests and obligations under this Agreement to one or more Affiliate(s) of Buyer, which assignment shall not relieve Buyer of any obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.
10.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.
10.5    Expenses. Except as otherwise expressly stated otherwise herein, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred or to be incurred in connection with this Agreement, the performance of its obligations hereunder and the consummation of the Transactions shall be paid by the Party incurring such costs and expenses.

10.6    Governing Law; Venue; Jurisdiction.
(b)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah, without giving effect to any conflict or choice of law provision that would require or permit the application of the Laws of any other jurisdiction.
(a)    Each Party consents to personal jurisdiction in any action brought in any court, federal or state, within the City of Salt Lake City, Utah, having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any Proceeding instituted by either of them against the other with respect to this Agreement shall be instituted exclusively in a court, federal or state, within the City of Salt Lake City, Utah. Each Party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding. The Parties further agree, to the extent permitted by law, that a final and unappealable judgment against any of them in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
10.7    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENTS OR CERTIFICATES EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTION. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY PROCEEDING OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.7. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.7 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.
10.8    Specific Performance. Each Party acknowledges and agrees that a breach of this Agreement would cause irreparable damage to the other Parties and that the non-breaching Parties shall not have an adequate remedy at law. Therefore, it is agreed that in the event of such a breach, the non-breaching Party shall be entitled to injunctive relief, specific performance or other equitable remedies to enforce the terms and provisions of this Agreement in any state or federal court sitting in the City of Salt Lake City, Utah, in addition to any other remedies it may have at law or in equity.

Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
10.9    Entire Agreement. This Agreement, including the Schedules and Exhibits, together with the Ancillary Agreements, supersede all prior discussions and agreements among the Parties, both written and oral, with respect to the subject matter hereof, and contain the sole and entire agreement among the Parties with respect to the subject matter hereof.
10.10    Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the Parties or their permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
10.11    Interpretive Matters.
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;
(d)    the words “hereof,” “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)    references to a Person are also to its successors and permitted assigns;
(h)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise; provided that the use of “or” preceded by the word “either” is intended to be exclusive;
(i)    reference to “day” or “days” are to calendar days;
(j)    any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(k)    when a reference is made in this Agreement to “ordinary course of business,” such reference shall be deemed to be followed by “consistent (in scope and amount) with past practice”;
(l)    “made available” with reference to any document or information provided by Seller hereunder means made available to Buyer or its representatives in the sharefile data room organized and maintained by Buyer’s counsel, as an accommodation to Seller, or otherwise e-mailed or delivered directly to Buyer or its Representatives; and
(m)    any reference to a given Law is a reference to that Law and the rules and regulations adopted or promulgated thereunder, in each case, as amended, modified, supplemented or restated as of the date on which the reference is made and shall include any successor thereto, unless the context otherwise requires.
10.12    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party. Any amendment, modification or supplement to this Agreement not made in accordance with this Section 10.12 shall be void.
10.13    Waiver of Compliance. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

/s/ Joseph Cammarata
Joseph Cammarata

BUYER:

MEDICI, INC.

By: /s/ Michael Skirucha
Name: Michael Skirucha
Title: Secretary / Treasurer

[Signature Page to TraderField Securities, Inc. Stock Purchase Agreement]

EXHIBIT A
Form of Irrevocable Stock Power

IRREVOCABLE STOCK POWER
For value received, the undersigned hereby assigns and transfers to Medici, Inc., a Utah corporation, an aggregate of 160 shares of common stock of TraderField Securities, Inc., a New York corporation (the “Corporation”), currently held by the undersigned (the “Common Stock”), which represents 80% of the outstanding Common Stock of the Company, and the undersigned does hereby irrevocably constitute and appoint _________________ as attorney-in-fact to transfer the Common Stock on the books of the Corporation, with full power of substitution in the premises, and ratifies and confirms all lawful actions taken by said attorney-in-fact by virtue hereof.
[Signature page immediately follows.]

A-1

Effective as of this ___ day of _______________, 2015.

Joseph Cammarata

A-2

EXHIBIT B

Form of Opinion to be Delivered by Counsel to Seller

____________ __, 2015
Medici, Inc.
6350 South 3000 East
Salt Lake City, Utah 84121
Overstock.com, Inc.
6350 South 3000 East
Salt Lake City, Utah 84121

Re:    Asset Purchase Agreement dated as of August 26, 2015
Ladies and Gentlemen:
We have acted as counsel for TraderField Securities Inc., a New York corporation (the “Company”) and Joseph Cammarata in connection with the transactions contemplated by the Stock Purchase Agreement dated as of August 26, 2015 (the “Agreement”), by and among Joseph Cammarata (the “Seller”) and Medici, Inc, a Utah corporation (“Buyer”). This opinion letter is delivered to you pursuant to Section 2.4(d) of the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Agreement.
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined (i) the proposed Agreement to be executed by the parties and the other agreements and instruments described therein to which the Seller is a party, which we assume will be executed and delivered in substantially the form of the drafts we have been provided, with all such agreements and instruments being collectively referred to herein as the “Transaction Documents,” and (ii) such other documents and records as we have deemed necessary and relevant for purposes hereof.
We have made such investigations of law and examined such other documents and records as we have deemed necessary and relevant as a basis for the opinions hereinafter expressed. Although the undersigned cannot and does not guarantee the accuracy and completeness of statements contained in this opinion or representations made by the Seller, in connection with this representation, investigation and due inquiry of the Company’s present officers and directors in the preparation of this opinion, nothing has come to the attention of the undersigned which causes him to believe that this opinion (except as to the financial statements and supporting financial and statistical data included or incorporated therein, as to which such counsel need express no opinion) or the representations by Seller pursuant to the Agreement, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements

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therein, in light of the circumstances in which they were made, not misleading. The foregoing qualification shall apply to all statements hereinafter.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
The Company is validly existing and in good standing as a corporation under the laws of the State of New York and is authorized or qualified to do business and in good standing as a foreign limited liability company in each jurisdiction where it is required to be so authorized or qualified. The Company has the limited liability company power and authority to own its properties and to carry on its business as it is now being conducted.
The Seller has full power and authority to execute and deliver the Agreement and each Transaction Document and perform his obligations thereunder. The Seller has taken all action necessary to authorize the execution, delivery and performance of the Agreement and each Transaction Document. The Seller has duly executed and delivered the Agreement and each Transaction Document.
The execution and delivery by the Seller of the Agreement and Transaction Documents to which he is a party do not, and the consummation of the transactions contemplated thereby will not (i) result in a violation or breach of any provision of the Company’s Bylaws, a copy of which is attached hereto as an Exhibit; or (ii) result in a violation or breach of any provision of any law, rule or regulation applicable to the Company; or (iii) conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any contract, mortgage, indenture, lease, deed of trust, instrument or other agreement, known to us after due inquiry.
The Agreement and each Transaction Document constitutes, with respect to the Seller, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
The performance by the Seller of the transactions contemplated by the Agreement and the Transaction Documents will not result in or require the creation or imposition of any security interest or lien upon the shares of common stock of the Company owned by the Seller (the “Shares”) and, assuming due execution and performance of Buyer’s obligations under the Agreement and Transaction Documents the Shares will be duly and validly transferred to Buyer free and clear of any liens of record.
To our knowledge there are no outstanding options, warrants, contracts, commitments, agreements, understandings or other rights of any kind to purchase or subscribe for shares of common stock of the Company, or any securities convertible into or exchangeable for shares of common stock of the Company.
To our knowledge there are no legal proceedings (i) pending before any court or arbitration tribunal or (ii) overtly threatened in writing, in each case, against the Company that seek to enjoin or otherwise interfere directly with the transactions contemplated by the Transaction Documents.

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No consent, approval, order or authorization by, or filing with, any governmental authority or agency is required in connection with the execution and delivery by the Company of the Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby.
We express no opinion as to the effects of (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) including the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance or injunctive relief or other equitable remedies may be sought.
The opinions expressed herein are solely for the benefit of the addressees hereof in connection with the transaction referred to herein and may not be relied on by such addressees for any other purpose or in any manner, or furnished to or relied on for any purpose by any other person or entity, in each case without our prior written consent. This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this opinion letter in any respect after such date. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
Very truly yours,

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